                            TAX INDEMNIFICATION AGREEMENT



    This Tax Indemnification Agreement ("Agreement") dated as of May 1, 1996 by and among The Guitar Center Management Company, Inc., a California corporation (the "Company"), Ray Scherr ("Scherr"), an individual resident of Los Angeles County, California, and the individuals identified on the signature pages hereto under the caption "Management" (collectively "Management").


                                       RECITALS

    WHEREAS, the Company, The Raymond Scherr Living Trust ("Trust"), Management and certain other parties are parties to an Agreement dated as of May 1, 1996 (the "Transaction Agreement");

    WHEREAS, pursuant to the provisions of the Transaction Agreement, several transactions will occur, including the recapitalization of the Company in which Trust will exchange certain shares of Common Stock in the Company for shares of Preferred Stock therein ("Recapitalization"), all as described in the Transaction Agreement;

    WHEREAS, the Company and Management has represented to Scherr that the Recapitalization will be a tax free reorganization pursuant to
Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended ("Code");

    WHEREAS, subsequent to the Recapitalization, the Company will redeem certain shares of Common Stock in the Company owned by the Trust ("Redemption"), all as described in the Transaction Agreement;

    WHEREAS, the parties hereto acknowledge that the transactions contemplated by the Transaction Agreement will provide valuable economic benefits (including tax benefits) to Management; and

    WHEREAS, the parties hereto desire to provide for the manner in which certain federal, state and local tax matters will be determined and resolved with respect to the transactions contemplated by the Transaction Agreement.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows.

    1. PREPARATION AND FILING OF TAX RETURNS. (a) For the taxable year ending December 31, 1996, Scherr shall timely file all federal, state and local tax returns or reports required to be filed by him as an individual.

    (b) The returns and reports described in Section 1(a) hereof shall reflect the tax treatment of (i) the Recapitalization as a "recapitalization" reorganization as that term is defined in Section 368(a)(1)(E) of the Code, resulting in tax free treatment to Scherr and the Company upon the conversion of shares of Common Stock of the Company into shares of Preferred Stock and (ii) the Redemption as a sale or exchange under Section 302(b) of the Code. Scherr shall not make any filing of a Form 8275 (or any state equivalent) with respect to the Recapitalization or the Redemption without the prior written consent of the Company.

    2. TAX AUDITS. In the event that there shall be any audit or examination of any tax return or report of Scherr which questions the reporting by Scherr of the Recapitalization as described in Section 1(b) (the "Tax Issue"), the reasonable costs and expenses of resolving or responding to any audit or examination or any request for documents or information made by any taxing authority of Scherr, in each case relating to the Tax Issue, and of any protests, litigation and other proceedings commenced by or against Scherr with respect to the Tax Issue, shall be borne by the Company. Such costs will be reimbursed to Scherr as incurred.

    3. INDEMNIFICATION. (a) The Company shall indemnify and defend Scherr and his successors and assigns against, and hold Scherr and his successors and assigns harmless from, at all times after the date hereof, any and all loss, damage or liability, and all expenses incurred, suffered, sustained or required to be paid by Scherr (other than actual taxes payable) resulting from, related to or arising out of any claim, action, suit or proceeding by any taxing authority which modifies or seeks to modify in any way adverse to Scherr, the tax treatment of the Recapitalization from the tax treatment described in
Section 1(b) (i) hereof (the "Recapitalization Tax Claim"), including any loss, damage or liability arising from any attempt to treat, as a result of the Tax Issue, the Redemption as other than a sale or exchange by the Trust under
Section 302(b) of the Code. Notwithstanding the foregoing, the maximum liability of Company under this Section 3(a) shall be an amount equal to all interest, penalties or additions to tax resulting from such modified or attempted modification of the tax treatment as described in Section 1(b). If requested by Company, Scherr will contest, defend or litigate, using counsel of Scherr's choice in connection therewith, the Tax Issue and the Tax Claim (insofar as the Tax Claim relates to interest, penalties or additions to tax


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resulting from the modified or attempted modification of the foregoing tax treatment), and may, but shall not be obligated to, contest, defend or litigate the amount of tax due with respect to the Tax Claim. The Company shall have the right to participate in any examination, audit, or tax controversy relating to the Tax Issue, using counsel of its choice and at Company's expense. Scherr will not settle or compromise the Tax Claim if such settlement or compromise will obligate Scherr to pay other than DE MINIMIS interest, penalties or additions to tax without Company's written consent, not to be unreasonably withheld.


    If at any time subsequent to April 15, 1997 there has been a taxable disposition of all or part of the Preferred Stock received by the Trust in the Recapitalization, the obligation for indemnification with respect to interest arising under Section 3(a) shall be limited to the sum of (i) interest imposed by any taxing authority or court which accrues between April 15, 1997 and the due date(s) (before extensions) of the income tax return(s) reporting the taxable disposition(s) of such Preferred Stock and (ii) the difference, if any, between interest imposed on underpayments of tax and interest paid on overpayments of tax after the due dates (before extensions) of the tax returns reporting such dispositions (calculated as if a refund claim were timely filed) in the event the Company continues to defend against the Recapitalization Tax Claim.

    (b) Scherr shall provide the Company with written notice of the Tax Claim and/or the assertion of the Tax Issue which is, or may be, subject to the indemnification provisions of this Section 3, or any investigation or request for information which could reasonably be expected to result in such a Tax Claim and shall also make available to the Company all relevant documents and other information pertaining to such Tax Claim or investigation or request for information, including copies of all relevant tax forms and correspondence. Scherr's failure to give such notice or to provide copies of documents or to furnish relevant data or information in connection with any Tax Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by Scherr, except and only to the extent that such failure shall result in any prejudice to the indemnifying parties.

    (c) Claims by Scherr for reimbursement under Section 2 or indemnification under this Section 3 may be made by Scherr at any time and from time to time after the date hereof. Any such claims must be made in writing and must be sent to the Company at its principal executive office prior to the expiration of the relevant statute of limitations during which a governmental authority can assert a claim for any tax liability.


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    (d)  The obligation of the Company under Sections 2 or 3 shall not be subject to the performance by any other party hereto of its obligations under this Agreement.

    (e) The parties recognize that the provisions of Section 3 hereof are intended to constitute an adjustment of the terms of the Recapitalization such that the Trust will be economically in the same position as if the Recapitalization constituted a tax free reorganization (subject to the limitations set forth in Section 3(a) on the extent and amount of the indemnification). Notwithstanding the foregoing, in the event that any amount received or to be received by Scherr pursuant to Section 3(a) of this Agreement would result in Scherr incurring further and additional liability for federal, state, or local taxes, then the amount required to be paid by Company pursuant to Section 3(a) shall be "grossed up" to take into account any and all such liability on all amounts received or to be received by Scherr under this Agreement.

    4. ALLOCATION. (a) The Company shall be responsible for making any payments owed to Scherr pursuant to Section 2 or Section 3 above.

    (b) Subject to Section 4(b) below, each member of Management shall reimburse the Company (severally and not jointly and in the proportions set forth on the signature pages attached hereto) all amounts paid by the Company pursuant to Section 4(a) above. Such payment shall be deemed a contribution to the capital of the Company. Notwithstanding the foregoing, in the event that any amount received or to be received by the Company pursuant to Section 4(a) of this Agreement would result in the Company incurring any liability for federal, state, or local taxes as a result of such contributions, then the amount required to be paid by Management pursuant to this Section 4(b) shall be "grossed up" to take into account any and all such liability on all amounts received or to be received by the Company from the Management pursuant to this
Section 4.

    (c) Notwithstanding the foregoing, the total aggregate amounts payable by any member of Management pursuant to Section 4(b) shall not exceed such Manager's proportionate share of $5 million.

    (d) The obligations of Management to make the contributions to the Company pursuant to this Section 4 shall be payable upon the written demand of the Company sent to each member of Management by certified mail, return receipt requested to the address specified beneath such person's signature. Such obligations shall be absolute and unconditional and not subject to any rights of counterclaim or set-off (and, to the greatest extent permitted by law, each member of Management waives any



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such rights).  In the event any member of Management fails to pay any amount owing to the Company when due, such amount shall bear interest at a rate 2% higher than the interest rate payable by Company on its revolving debt facility (or the highest rate permitted by law, if less), compounded annually, until such amounts and interest are paid in full. In addition to all other remedies available to the Company, to the greatest extent permitted by law, each member of Management grants to the Company the right to set-off against any amounts owing to such member of Management the amounts payable by such person to the Company hereunder.

    5.   ARBITRATION.   (a) Each of the parties hereto hereby agrees between
and among themselves that any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement or the breach, termination or invalidity thereof shall be resolved by binding arbitration set forth in Title 9 of the California Code of Civil Procedure (section 1280 et seq., "Arbitration") then in effect. Except as otherwise provided by Title 9, the arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy, and the award shall be final, binding and enforceable, and may be confirmed by the judgment of a competent court.

    (b) The arbitrator shall be an independently operating retired judge of the Los Angeles Superior Court who is disinterested in the dispute or controversy and has no business or personal relationship with any of the parties to this Agreement. Should the parties to the dispute be unable to select an arbitrator, each shall select one such retired judge. The judges so selected shall select an additional judge, and the parties' respective judges and the selected judge shall form a panel of arbitrators. In the event of both inability to choose a single retired judge as arbitrator and a dispute involving an odd number of parties with non-parallel claims, the parties' respective judges shall select two such retired judges and the parties' respective judges and the selected judges shall form a panel of arbitrators.

    (c) The place of arbitration shall be Los Angeles, California. With respect to all issues not governed by the procedural rules of Title 9, the arbitrator or panel of arbitrators shall apply the law of the State of California as in effect on the date of this Agreement.

    (d) The prevailing party in any such arbitration shall be entitled to recover its costs and legal fees from the other party or parties.

    6. MISCELLANEOUS. (a) This Agreement contains the entire agreement between the parties hereto with respect to the


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transactions and matters which are the subject hereof, and supersedes all prior agreements, arrangements or understandings with respect thereto. This Agreement shall be binding upon the respective parties hereto and their respective successors-in- interest and assigns.

    (b) The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

    (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by any party hereto against any other party hereto under or in connection with this Agreement may be brought in any Federal or state court in the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. The parties hereto submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

    (d) Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. This Agreement may be signed in counterparts.

    (e) In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not,


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at the election of the party for whose benefit the provision exists, be in any way impaired.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

/s/ RAY SCHERR
- ----------------------------------
RAY SCHERR


THE GUITAR CENTER MANAGEMENT COMPANY, INC.


By /s/ RAY SCHERR
  --------------------------------

  Its Chairman of the Board
     -----------------------------



The Guitar Center Management Company, Inc.
5155 Clareton Drive
Agoura Hills, CA 91362



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MANAGEMENT:


/s/ LARRY THOMAS
- -------------------------           (38.22%)
LARRY THOMAS
5521 Fairview Road
Agoura Hills, CA 91301


/s/ MARTY ALBERTSON
- -------------------------           (25.48%)
MARTY ALBERTSON
24351 Rolling View Road
Hidden Hills, CA 91302


/s/ DAVE DiMARTINO
- -------------------------           (19.10%)
DAVE DiMARTINO
19641 Hiawatha Street
Chatsworth, CA 91311


/s/ ROD BARGER
- -------------------------            (3.38%)
ROD BARGER
23247 Canzonet Street
Woodland Hills, CA 91367


/s/ RICH PIDANICK
- -------------------------            (3.38%)
RICH PIDANICK


/s/ DON KELSEY
- -------------------------            (1.23%)
DON KELSEY
23719 Country Fair
Hockley, Texas 77447


/s/ GEORGE LAMPOS
- -------------------------            (1.84%)
GEORGE LAMPOS
19552 Superior Street
Northridge, CA 91324


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/s/ BILL McGARRY
- -------------------------            (4.91%)
BILL McGARRY
316 South Huntington Avenue
San Dimas, CA 91733


/s/ ANDY HEYNEMAN
- -------------------------            (2.46%)
ANDY HEYNEMAN
22125 Sun Ranch Road
Chatsworth, CA 91311


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